Exhibit 2.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of January 22, 2015, is by and among Synergy Strips Corp. (the “Buyer”); Factor Nutrition Labs, LLC, a Delaware limited liability company (the “Seller”); Vita Partners, LLC, RPR Partners, LLC, and Thor Associates, Inc. (each a “Principal Owner”); and, for purposes of Article XIV hereof. Jack Ross (“Guarantor”). The Buyer, Seller, Principal Owners and Guarantor are sometimes referred to collectively as “Parties” and individually as a “Party”.

W I T N E S S E T H :

WHEREAS, among Seller’s several ingestible dietary supplement lines of business is a line of business and products called FOCUS Factor (the “Product,” and the Product plus the business related to the Product is collectively the “Focus Factor Business”);

WHEREAS, the Principal Owners, either directly or indirectly, collectively own all of the equity of Seller; and

WHEREAS, Buyer desires to purchase all of the assets of the Focus Factor Business, and the Seller desires to sell such assets to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the Parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

As used in this Agreement (including the recitals and Disclosure Schedules hereto), the following terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

“Accounts Receivable” shall mean all accounts and notes receivable relating to sales of the Product, as set forth on Schedule A hereto;

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether formal or informal, whether public or private and whether at law or in equity;

“Actual Proceeds” means the amount of the Purchase Price the applicable Principal Owner actually receives in cash.

“Additional Payment” shall have the meaning set forth in Section 3.1(b) hereof;

“Adverse Event” means any untoward medical occurrence in a consumer or clinical investigation subject administered Products and which does not necessarily have to have a causal relationship with such treatment.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person;

“Assigned Contracts” shall mean all Contracts, licenses, instruments, obligations, promises, undertaking, and equipment leases and other agreements, whether written or oral, which are used in, support the production and sale of the Product or are related to the Focus Factor Business;

“Assumed Liabilities” shall have the meaning set forth in Section 2.4 hereof;

“Bad Conduct” shall have the meaning set forth in Section 11.1 hereof;

“Business Day” shall mean days other than Saturdays, Sundays and other legal holidays or days on which banks in New York City are closed;

“Business Intellectual Property” shall have the meaning set forth in Section 5.9 hereof;

“Buyer” shall have the meaning set forth in the Preamble hereto;

“Buyer Indemnitees” shall have the meaning set forth in Section 11.1 hereof;

“Buyer Losses” shall have the meaning set forth in Section 11.1 hereof;

“Cap” shall have the meaning set forth in Section 11.1 hereof;

“Clients” means all of the clients of Seller during each of Seller’s 2012 and 2013 fiscal years and during the period ended as of December 31, 2014;

“Closing” shall mean the consummation of the transactions contemplated by this Agreement;

“Closing Date” shall have the meaning set forth in Section 4 hereof;

“Closing Payment” shall have the meaning set forth in Section 3.1(a) hereof;

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person desirous of achieving a result and having an incentive to and interest in achieving such result would use to achieve that result as expeditiously as reasonably possible under the circumstances;

“Confidentiality Agreement” means that certain confidentiality agreement dated as of August 22, 2014, between Buyer and Seller;

“Contract” means any agreement, contract, indenture, instrument, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding;

“Disputed Claim” shall have the meaning set forth in Section 11.2(b) hereof;

“Domain Names” shall have the meaning set forth in Section 5.9(a) hereof;

“Employee” means an employee of Seller employed in connection with the Focus Factor Business;

“Employee Benefit Plan” means any pension, profit sharing, 401(k), retirement, deferred compensation, stock purchase, stock option or other equity based compensation plans, incentive, bonus, vacation, employment, independent contractor, severance, disability, hospitalization, sickness, death, medical insurance, dental insurance, life insurance and any other employee benefit plan (whether provided on a funded or unfunded basis, or through insurance or otherwise), agreement, program, policy, trust, fund, Contract or arrangement;

“Environmental Laws” means all Laws concerning pollution or protection of the environment and natural resources, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, control or cleanup of any hazardous materials, substances or wastes, pesticides, pollutants or by products, asbestos, polychlorinated biphenyls, or radiation, each as amended and as now or hereafter in effect;

“Excluded Seller Assets” any asset of Seller that is not included in the definition of Purchased Property and specifically including, without limitation, any of the following Seller assets:

(i) cash and cash equivalents;

(ii) all tangible personal property of every kind owned or leased by Seller other than the Purchased Property;

(iii) all Contracts, licenses, IT vendor services Contracts and equipment leases and other agreements, whether written or oral, other than the Assigned Contracts, the IP Assets, the Intellectual Property and the Licensed Intellectual Property;

(iv) all files and records, other than the Files and Records;

(v) all of the other intangible rights and property of Seller, including any intellectual property rights, going concern value, goodwill, telephone, domains, and email addresses and listing, in each case other than the Assigned Contracts, the IP Assets, the Licensed Intellectual Property and the Intellectual Property; and

(vi) the assets of Seller set forth in Schedule B hereto.

“Excluded Liabilities” shall have the meaning set forth in Section 2.5 hereof;

“Files and Records” shall mean all files and records, whether in hard copy or digital, electronic, data, magnetic or other format, of the Seller relating to or used in connection with the Focus Factor Business or otherwise relating to the Purchased Property;

“Financial Statements” shall have the meaning set forth in Section 5.5 hereof;

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 5.1 (Corporate Organization), 5.2 (Qualification to Do Business), 5.3 (Authorization and Validity of Agreement), 5.4 (No Conflict or Violation), 5.7 (Tax Matters), and 5.14 (Brokerage);

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date on which the document or calculation to which it refers relates, applied on a consistent basis throughout the periods covered thereby;

“General Intellectual Property” shall have the meaning set forth in Section 5.9 hereof;

“Government” shall mean any agency, division, subdivision, audit group or procuring office of the Government of the United States, any state of the United States, including the employees or agents thereof;

“Guarantee” means any Contract of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (fixed, contingent or otherwise) or indebtedness of another Person;

“Guaranteed Obligations” shall have the meaning set forth in Section 14(a);

“Guarantor” shall have the meaning set forth in the Preamble hereto.

“Indemnifiable Claim” shall have the meaning set forth in Section 11.2(b) hereof;

“Intellectual Property” “ means all intellectual property rights whether protected, created or arising under the Laws of the United States or any other jurisdiction, including the following: (i) patents and patent applications; (ii) trademarks and service marks, including all applications and registrations and goodwill related to the foregoing; (iii) copyrights, including all applications and registrations related to the foregoing (including, without limitation, for all designs); (iv) Internet domain names; (v) telephone numbers, electronic mail addresses and social media accounts and registrations, including but not limited to accounts and registrations with Facebook, Linkedln, Twitter, and other similar services; and (vi) trade secrets, know-how, ideas, creative works, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, software or computer programs, and data base.

“IP Assets” shall have the meaning set forth in Section 5.9 hereof;

“IT Contracts” shall mean (i) all information technology vendor services Contracts used in the operations of the Focus Factor Business and (ii) any and all rights to the warranties received from IT vendors and suppliers to the Focus Factor Business with respect to the foregoing and any and all related claims, credits, rights of recovery and set-off with respect thereto;

“IT Vendors” shall mean all information technology vendors, suppliers, contractors and consultants who are parties to IT Contracts;

“Knowledge of the Seller” or “Seller’s Knowledge” or a similar phrase shall mean, with respect to any matter, the actual knowledge of the officers or managers of the Seller or the Principal Owners, or facts regarding such matter which reasonably should have been known by such persons after making a diligent inquiry with respect to such matter;

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government entity;

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including without limitation any liability for Taxes;

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement, and including claims on title and liens in favor of contractors, carriers, warehousemen, mechanics, materialmen, and subcontractors and statutory or common law liens to secure claims for labor, materials or supplies, and other similar liens and encumbrances;

“Licensed Intellectual Property” shall have the meaning set forth in Section 5.10(c) hereof;

“Marketing Materials of Focus Factor” shall have the meaning set forth in Section 5.10(a) hereof;

“Person” shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, any other unincorporated organization or Government;

“Pledge Agreement” shall have the meaning set forth in Section 14.

“Purchase Price” shall have the meaning set forth in Section 3 hereof;

“Purchased Property” means all of the assets of Seller relating to the Focus Factor Business including, without limitation:

(i) the Product and all formulations related thereto;

(ii) all of Seller’s rights existing under all the Assigned Contracts, commitments, purchase orders and other agreements related to the Focus Factor Business, including all confidentiality, assignment of inventions, non-competition and/or non-solicitation covenants or any other Contract between each Transferred Employee and Seller, including the Assigned Contracts listed in Schedule 5.12:

(iii) the Accounts Receivable;

(iv) the Business Intellectual Property (including the Trademarks, and Patents); the IP Assets (including the Domain Names, the Web Site Content and the Marketing Materials); and the Licensed Intellectual Property, including the Intellectual Property, IP Assets, and Licensed Intellectual Property listed on Schedule 5.9:

(v) the proprietary formulation for the Product;

(vi) the Files and Records, including the Files and Records listed on Schedule C:

(vii) all Focus Factor Business and Product inventory, finished goods, raw materials, work in progress, packaging, parts or other inventories, including the inventory listed on Schedule D (the “Inventory”);

(viii) the goodwill and going concern value with respect to the Focus Factor Business and the Product, including without limitation all relationships with the clients and the right for Buyer to represent itself as the successor to Seller in respect of The Focus Factor Business;

(ix) all prepayments, prepaid expenses, claims, deposits, warranties. Guarantees, refunds. Actions, rights of recovery, rights of set-off, rights of indemnification, and rights of recoupment related to the Focus Factor Business and similar assets relating to the Focus Factor Business, including those listed on Schedule E;

(x) all fixed assets relating to the Focus Factor Business, including all equipment, machinery, furniture, vehicles, spare parts, trade fixtures, leasehold improvements, computers, computer systems, telephones, telephone systems, and all related equipment and all other tangible personal property relating to the Focus Factor Business, including those set forth on Schedule F. which schedule reflects the location of any fixed assets as of the Closing that are not located on Sellers’ premises;

(xi) all assignable licenses, permits, certificates of authority, authorizations, approvals, registrations, qualifications, waivers and similar instruments granted or issued by any Government entity, and all pending applications therefor or renewals thereof (“Permits”) relating to the Focus Factor Business, including those set forth on Schedule 5.10;

(xii) all personnel files for Transferred Employees;

(xiii) all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non conformance of or loss to the Purchased Property;

(xiv) all claims of Seller against third parties relating to the Purchased Property and the Assumed Liabilities, whether known or unknown, choate or inchoate, contingent or non-contingent; and

(xv) all other assets of any kind or nature of the Seller related to the Focus Factor Business, other than the Excluded Assets;

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the code;

“Seller” shall have the meaning set forth in the Preamble hereto;

“Seller’s Events of Breach” shall have the meaning set forth in Section 12.1 hereof;

“Serious Adverse Event” or means an Adverse Event that at any dose (i) results in death, (ii) is life-threatening, (iii) requires inpatient hospitalization or prolongation of existing hospitalization, (iv) results in persistent or significant disability/incapacity, or (v) is a congenital anomaly/birth defect. The term “life-threatening” in this definition refers to an event in which the consumer was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it had been more severe. Important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or require intervention to prevent one of the other outcomes listed above should also be included in this definition to the extent reasonable medical and scientific judgement indicates that expedited reporting is appropriate under applicable Laws.

“Taxes” shall mean (i) all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, (ii) any interest, penalties, fines, loss, damages, liability, expense or additions thereto whether disputed or not, and (iii) any transference liability in respect of any items described in clauses (i) or (ii) payable by reason of contract assumption, transference liability, operation of law, or otherwise;

“Tax Return” means any return, declaration, report, claim for refund, FBAR Report, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof;

“Third Party Proceeding” shall have the meaning set forth in Section 11.2 hereof;

“Threshold” shall have the meaning set forth in Section 11.1 hereof;

“Trademarks” shall have the meaning set forth in Section 5.10(a) hereof;

“Transaction Documents” shall mean this Agreement, the Bill of Sale, the Pledge Agreement, and the other exhibits and schedules hereto and thereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing;

“Transfer Taxes” shall have the meaning set forth in Section 12.3 hereof; and

“Vendor” means the top five (5) production vendors and subcontractors of Seller in terms of amounts paid to such vendors during each of Seller’s 2012 and 2013 fiscal years and during the period ended as of December 31, 2014.

SECTION 2. PURCHASE AND SALE OF THE PURCHASED PROPERTY.

SECTION 2.1. Transfer of Assets. Upon the terms and subject to the conditions herein set forth, the Seller shall sell, convey, transfer, assign and deliver to the Buyer and/or its designated Affiliates, free and clear of any Liens (other than any Liens constituting a part of the Assumed Liabilities and specifically identified on Schedule 2.4 hereto), and the Buyer and/or its designated Affiliates shall purchase and accept from the Seller, on the Closing Date, all of Seller’s right, title and interest in and to the Purchased Property. For the avoidance of doubt, the Parties acknowledge that the Excluded Seller Assets are not part of the Purchased Property being conveyed to Buyer hereunder, and such Excluded Seller Assets shall remain the property of Seller after Closing.

SECTION 2.2. Sale at Closing Date. The sale, transfer, assignment and delivery by the Seller of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by this Agreement and the Bill of Sale, and such other deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance as counsel for the Buyer may reasonably require in order to provide for the proper legal transfer of the Purchased Property to Buyer.

SECTION 2.3. Subsequent Conveyance Documentation & Reconciliations

(a) The Seller shall, at any time and from time to time after the Closing Date, upon the request of the Buyer, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further authorizations, deeds, assignments, consents, transfers, conveyances and related documentation as may be reasonably required for the better assigning, transferring, granting, conveying and confirming to the Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Property; including any documentation reasonably required to collect for the account of the Buyer all Accounts Receivable and any other item of Purchased Property. The Seller agrees to hold in trust for the account of the Buyer all Accounts Receivable and any other items of Purchased Property received by Seller on or after the Closing Date and further agree to promptly deliver such items of Purchased Property to the Buyer.

(b) Seller shall conduct a reconciliation of its books and records relating to the Focus Factor Accounts Receivable as well as the Accounts Payable (as defined in Section 2.4) and accrued expenses (including those arising under any Assigned Contracts) on the day prior to the Closing Date and will provide it to the Buyer at Closing. At the Closing, or as soon as reasonably possible thereafter. Buyer and Seller will, respectively, use Commercially Reasonable Efforts to do the following: (i) Seller will promptly transfer to Buyer all Accounts Receivable that are or come into Seller’s possession; (ii) Buyer will promptly transfer to Seller all cash and cash equivalents that do not constitute cash and cash equivalents of the Focus Factor Business related to post-Closing periods that are or come into Buyer’s possession; and (iii) Seller shall pay all accounts payable and accrued expenses not arising under the Focus Factor Business (i.e., any accounts payable relating to the Excluded Assets).

SECTION 2.4. Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing, the Buyer will assume and pay, perform, discharge and be responsible for the following obligations and liabilities of the Seller: (i) the accounts payable of Seller set forth on Schedule 2.4(i) (the “Accounts Payable”), (ii) the obligations and liabilities of the Seller under the Assigned Contracts incurred after the Closing Date (and specifically excluding any obligations or liabilities under and breaches thereof arising prior to the Closing Date) which obligations and liabilities being assumed under such certain Assigned Contracts are specifically set forth on Schedule 2.4(ii) hereto, and (iii) the Liabilities set forth on Schedule 5.8 (the “Assumed Liabilities”); provided, however, the Assumed Liabilities shall not include any obligations or liabilities that were not incurred in the ordinary course of business. Assumed Liabilities shall include any liabilities for (a) Taxes relating to or arising out of the Focus Factor Business accruing on and after the Closing Date (including, without limitation, sales taxes), (b) Taxes payable by the Buyer resulting from payments made pursuant to this Agreement, (c) one-half of the Transfer Taxes, if applicable, and (d) Taxes of Buyer or any other Person, relating to the Focus Factor Business on and after the Closing Date, whether pursuant to an agreement, by operation law or transferee or successor liability, or otherwise. Seller shall retain, and Buyer shall not assume, any liability of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly included in the Assumed Liabilities.

SECTION 2.5. Excluded Liabilities. Purchaser shall not assume and shall not be responsible to pay, perform or discharge any of the following Liabilities or obligations of Seller (collectively, the “Excluded Liabilities”): (i) Liabilities relating to or arising out of the ownership or leasing of the Purchased Property prior to the Closing Date; (ii) any liability arising out of any Action pending as of the Closing Date; (iii) Liabilities for Taxes relating to or arising out of the Focus Factor Business accruing prior to the Closing Date (including, without limitation, accrued sales taxes); (iv) liabilities for Taxes of the Seller, whether or not relating to or arising out of the Focus Factor business and whether or not incurred prior to the Closing date, including, without limitation, any Taxes payable by the Seller resulting from payments made pursuant to this Agreement; (v) any deferred Taxes of any nature; (vi) one-half of the Transfer Taxes, if applicable; (vii) any liability of Seller having to do with a business other than the Focus Factor Business; (viii) any liability with respect to any Employee or former employee of Seller, or any consultant retained by Seller; (ix) any liability to any Governmental entity arising out of or resulting from Seller’s compliance or noncompliance with any law, regulation, order, injunction, judgment, decree, ruling, assessment or award (an “Order”) of any Government entity (i.e., the liability is imposed by the Government entity); (x) any liability of Seller under this Agreement or any other document executed in connection with the transactions contemplated by this Agreement; and (xi) any liability of Seller based on Seller’s actions or omissions occurring after the Closing Date.

SECTION 3. CONSIDERATION.

SECTION 3.1. Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the Seller contained herein, the aggregate purchase price of the Purchased Property shall be six million dollars and no cents ($6,000,000.00) (the “Purchase Price”). The Purchase Price will be paid by the Buyer (such payment secured by a pledge agreement between Buyer and Seller), for the sale and transfer of the Purchased Property, to or (as directed by Seller) for the benefit of the Seller as follows:

(a) At the Closing, four million five hundred thousand dollars ($4,500,000) (the “Closing Payment”); and

(b) An additional payment of one million five hundred thousand dollars ($1,500,000), payable as follows (the “Additional Payment”):

(i) seven hundred fifty thousand dollars ($750,000) on or before January 20, 2016; and

(ii) seven hundred fifty thousand dollars ($750,000) on or before January 20, 2017.

SECTION 3.2. Allocation of Purchase Price. Seller and Buyer shall cooperate in the preparation of a joint schedule (the “Allocation Schedule”) allocating the Purchase Price (including for purposes of this Section 3.2 the Assumed Liabilities) among the Assets purchased pursuant to this Agreement. Seller and Buyer each agree to file IRS Form(s) 8594 and all federal, state and local income Tax Returns in accordance with the Allocation Schedule, and none of them shall thereafter take an income Tax Return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the IRS or other Tax authority. Seller and Buyer each agree to provide the other promptly with any other information required to complete the Allocation Schedule. If, however, Seller and Buyer are unable to complete such schedule within one hundred and twenty (120) days following the Closing Date, or such later date as agreed to by Buyer and Seller, then Buyer and Seller shall file IRS Form(s) 8594 and any federal, state and local income Tax Returns allocating the Final Purchase Price among the Assets in the manner each believes is appropriate; provided, however, that such allocation must be reasonable and in accordance with Code section 1060 and the Regulations thereunder and provided, further, that the portion of the Purchase Price allocated to Accounts Receivable shall not exceed the net amount of Accounts Receivable included in the Purchased Property.

SECTION 4. CLOSING. The Closing shall take place at the offices of Williams & Connolly LLP, at 10:00 a.m., local time on or before January 23, 2015, after the conditions in Section 9 and Section 10 have been met or waived, or at such other place and time as may be mutually agreed to by the Parties hereto, provided, however, that the Closing may occur virtually, such that copies of signatures may be exchanged via electronic mail (with originals to follow in the mail) (the date of Closing is “Closing Date”). The Closing shall be deemed to occur and be effective as of 12:01 AM on the Closing Date.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER. Asa material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and each of the Principal Owners (other than Thor Associates, Inc., which is making only the representations and warranties set forth in Sections 5.3, 5.4, 5.22, and 5.25 and only with respect to Thor Associates, Inc.) hereby jointly and severally (other than Thor Associates, Inc., which is making these representations and warranties severally and not jointly) represent and warrant as of the date hereof, except as set forth on the disclosure schedules (the “Disclosure Schedules”) attached to this Agreement, to Buyer as follows:

SECTION 5.1. Corporate Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The organizational documents which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books and other books and records of Seller, to the extent such minutes exist, have been furnished to Buyer. The Principal Owners do not, whether in their individual capacities or through any other entity, engage in any other business that competes with the Focus Factor Business.

SECTION 5.2. Qualification to Do Business. Seller has the requisite power and authority and all necessary governmental authority to own, operate or lease all the items of Purchased Property that it purports to own, operate or lease and to carry on the Focus Factor Business as it is now being conducted, and is duly qualified to do business as a foreign company, and is in good standing, in each jurisdiction where the character of its assets owned, operated or leased or the nature of its activities makes such qualification necessary (except where failure to so qualify would not have a material adverse effect on the ability of Seller to execute, deliver and perform the Transaction Documents and consummate the transactions contemplated thereunder).

SECTION 5.3. Authorization and Validity of Agreement. Seller and the Principal Owners each has all requisite power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of Seller’s or each Principal Owner’s obligations thereunder have been duly authorized by all necessary corporate, shareholder or member action of Seller and the Principal Owners, and no other proceedings on the part or in respect of the Seller or any Principal Owner is necessary to authorize such execution, delivery and performance. The Transaction Documents have been duly executed by Seller and the Principal Owners and constitute its valid and binding obligations, enforceable against each in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

SECTION 5.4. No Conflict or Violation. Subject to obtaining any consents and approvals set forth in Schedule 5.4. the execution, delivery and performance by the Seller and the Principal Owners of the Transaction Documents and all Assigned Contracts (including the transfer of the Purchased Property to Buyer and Buyer’s use thereof following the Closing) does not and will not (a)(i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any consent, exemption or other action by or notice or declaration to, or filing with, any third party of any Government entity pursuant to (A) any organizational documents of the Seller or Principal Owners; (B) any provision of law, rule or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority; (C) any Contract, lease, sublease, occupancy agreement, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller or any of the Principal Owners is a party or by which Seller or any of the Principal Owners is bound or to which any of the Seller’s or any of the Principal Owners’ properties or assets is subject; or (D) the Assigned Contracts or other rights, agreements or licenses constituting the Purchased Property; (b) result in the creation of any Lien or Tax upon the equity or assets of Seller or the Principal Owners (including the Purchased Property); or (c) otherwise interfere in any material manner with the operation of the Focus Factor Business or the Purchased Property or have any material adverse effect thereon.

SECTION 5.5. Financial Statements. Attached hereto as Schedule 5.5 are the financial statements of the Seller (the “Financial Statements”). The Financial Statements have been prepared using consistent accounting principles, presentations, methods, standards, policies, practices, classifications, estimation and adjustment methodologies, assumptions, and procedures. Seller’s books of account and records are complete and correct and fairly reflect all of the assets, liabilities, transactions, and results of operations of the business of Seller and the Focus Factor Business in all material respects. Seller has delivered to the Buyer or its representatives copies of the Financial Statements.

SECTION 5.6. Absence of Certain Changes or Events.

(a) Except as set forth in Schedule 5.6. since December 31, 2014, there has not been:

(i) any adverse change in the business, operations, properties, assets, or condition (financial or other) of the Purchased Property or Seller in any material respect, and, to Seller’s Knowledge, no fact or condition exists and no event has occurred that would be reasonably likely to result in any such change; or

(ii) any material loss, damage, destruction or other casualty to the Purchased Property (whether or not covered by insurance).

(b) Since December 31, 2014, the Seller has operated the Focus Factor Business in the ordinary course of business and consistent with past practice and, except as set forth on Schedule 5.6 hereto, has not:

(i) incurred any obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Focus Factor Business, in an amount greater than $10,000 that will not have been paid in full by the Closing Date or having a term or duration of more than one year;

(ii) discharged or satisfied any Lien or paid or satisfied any obligation or Liability (whether absolute, accrued, contingent or otherwise);

(iii) mortgaged, pledged or subjected to any Lien any of the Purchased Property;

(iv) sold, licensed, assigned, or transferred any of its assets or canceled any debts or claims or waived any material right or claim;

(v) disposed of, relinquished or allowed to lapse any patents, trademarks, service marks, domain names, web addresses or copyrights (or any interest therein) or any patent, trademark, service mark, domain name or web address or copyright applications (or any interest therein) used (or that were, or are intended to be used) in the operations of the Focus Factor Business;

(vi) defaulted on any material obligation relating to the operations of the Focus Factor Business;

(vii) written off as uncollectible any accounts receivable with respect to any products to be delivered to customers after the Closing Date;

(viii) amended any term of, or waived any right under, any Contract that is in the Purchased Property;

(ix) sold, assigned, transferred, abandoned, or permitted to lapse any Permits;

(x) entered into any agreement or made any commitment to do any of the foregoing;

(xi) commenced any litigation or binding dispute resolution process or settled or compromised any pending or threatened suit. Action or claim; or

(xii) entered into any other material Contract or material transaction.

SECTION 5.7. Tax Matters.

(a) The Seller and its subsidiaries has timely filed all material Tax Returns that it was required to file. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All material Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been paid.

The Seller is not currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Seller. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Tax Returns and form required with respect thereto have been properly completed and timely filed. Upon and after the acquisition of the Purchased Property by Buyer, Buyer will have no, and will not be subject to any, liability, as a successor or otherwise, for or with respect to any Taxes of or pertaining to (i) Seller or (ii) Focus Factor for any period or transactions arising on or before the Closing.

(b) There is no material dispute or claim concerning any Tax liability of the Seller either (A) claimed or raised by any authority in writing or (B) to the knowledge of the Seller.

(c) Section 5.7 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 2010, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 2010. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) The Seller has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code section 280G. The Seller is not a party to any Tax allocation or sharing agreement. The Seller (A) has not been a member of an affiliated group (within the meaning of Code section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) and (B) does not have any liability for the Taxes of any Person under Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e) The unpaid Taxes of the Seller (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Financial Statements (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

(f) The Seller does not have any subsidiaries.

(g) The Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361.

(h) At all times since its formation, Seller has been classified as a partnership for federal income Tax purposes.

SECTION 5.8. Absence of Undisclosed Liabilities: Indebtedness. Except as set forth on Schedule 5.8. Seller has no indebtedness or Liabilities, absolute or contingent, involving, affecting or relating to the Focus Factor Business, the Purchased Property, or the transactions contemplated by the Transaction Documents (other than any liabilities which constitute Excluded Liabilities hereunder).

SECTION 5.9. Intellectual Property.

(a) Definitions.

(i) “IP Assets” shall mean all of the following materials owned or licensed by Seller with respect to the Focus Factor Business: (A) the proprietary formulas for the Product; (B) the domain names listed on Schedule 5.9(a) (collectively, the “Domain Names”); (C) all the content on and accessible through the websites associated with the Domain Names, including demos (collectively, the “Website Content”); and (D) the entire Focus Factor Business marketing database consisting of all available customer information and all marketing, advertising and promotional materials, including logos, colors, videos, booklet designs, catalogs, solicitations, email templates, advertisements and all other Focus Factor Business marketing materials (whether in draft or final form) (collectively, the “Marketing Materials”).

(ii) Schedule 5.9(a) lists all patented, registered, applied-for, and other Intellectual Property used in the Focus Factor Business, and all Intellectual Property of Seller licensed to any third Person (collectively, the “Business Intellectual Property”), including the registration and application information, date of application or issuance and relevant jurisdiction as to each, and whether or not the Business Intellectual Property is owned or licensed. Business Intellectual Property that is licensed by Seller from a third party is “Licensed Intellectual Property”).

(b) Seller owns all right, title and interest in and to, or has a valid and enforceable license to use, all IP Assets, Business Intellectual Property, and the Licensed Intellectual Property, free and clear of all Liens, and all patented or registered Business Intellectual Property is valid and enforceable. Seller has taken commercially reasonable steps to maintain the confidentiality of all information that constitutes a trade secret of the Focus Factor Business. Seller has the valid right to transfer the Intellectual Property included in the Purchased Property to Buyer as contemplated hereunder.

(c) (i) The conduct of the Focus Factor Business, including the delivery and distribution of the Product, has not infringed and does not infringe on any Intellectual Property or any other proprietary rights of any Person, including but not limited to the rights of privacy or publicity; (ii) to Seller’s Knowledge, no Person is infringing, violating or misappropriating any Business Intellectual Property; (iii) Seller has not taken any action, or failed to take any action, during prosecution of any application that could reasonably be expected to result in the invalidation or unenforceability of any registered Business Intellectual Property; (iv) Seller is not currently a party to any pending suit, claiming any alleged infringement or misappropriation of any Business Intellectual Property; (v) Seller has not received within the prior three (3) years any written notice, and is not currently a party to any pending suit, claiming any alleged infringement or misappropriation of the Intellectual Property rights of other Persons with respect to its or their use of Intellectual Property or the Product; (vi) Seller has not entered into any Contract that includes a forbearance to sue or settlement Contract with respect to any Intellectual Property; and (vii) Seller has not received any written notice of any claim within the prior three (3) years, and is not currently a party to any pending suit, which challenges the validity or enforceability of. Seller’s ownership of or right to use, any Intellectual Property (excluding, for clarity, office actions) or the Product. Seller has secured and has in place a policy to secure valid written confidentiality Contracts and assignments of Intellectual Property from all consultants, contractors. Employees and customers who contribute or have contributed to the creation, conception, reduction to practice or other development of any Intellectual Property developed on behalf of Seller.

(d) No Product provided or distributed by Seller in its conduct of the Business: (i) violates any Law; (ii) includes any information or material that is defamatory; or (iii) infringes any right of privacy of any Person. Each Person whose name, image, voice or likeness is incorporated into any Marketing Materials or other Purchased Property has executed a written release consenting to Seller’s use of such Person’s name, image, voice and/or likeness (as applicable) and releasing Seller from any claims with respect thereto (a “Release”), each of such Releases are fully assignable to Buyer without further consent of any Person and each of such Releases are included within the Purchased Property.

(e) Seller has operated the Focus Factor Business and provided all Products in compliance with any posted privacy policies and all applicable Laws relating to privacy, data protection, anti-spam, telemarketing, personally identifiable information and similar consumer protection Laws (“Information Privacy Laws”). Seller has not received written notice of any claims or been charged with violation of any Information Privacy Law. To the Knowledge of Seller, Seller is not under investigation with respect to any violation of any Information Privacy Laws.

SECTION 5.10. Compliance with Law. Except as set forth in Schedule 5.10. the manufacture and sale of the Product, the operation of the Focus Factor Business, and the business of Seller has been conducted in material compliance with all applicable Laws and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Seller and its assets, properties and operations. Except as set forth in Schedule 5.10. the Seller has not received notice of any violation (or possible violation) of any such Law or other legal requirement, and the Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or Governmental or regulatory authority, applicable to Seller, the Focus Factor Business, or the Purchased Property. Without limiting the foregoing. Seller has not received any warning letter or untitled letter, report of inspectional observations, including FDA Form 483s, establishment inspection reports, notices of violation, clinical holds, enforcement notices or other documents from the FDA or any other similar Governmental entity or any institutional review board or independent ethics committee alleging a lack of material compliance by Company with any Laws. No “bulk sales” or similar Law applies to the transactions contemplated by this Agreement. Seller holds all Permits required for the conduct of the Focus Factor Business and the ownership of its properties. All such Permits are set forth on Schedule 5.10. No written notices have been received by Seller alleging the failure to hold any Permit. Seller is in compliance with all terms and conditions of all such Permits. All of such Permits shall be available for use by Seller immediately after the Closing.

SECTION 5.11. Litigation. There are no claims. Actions, suits, proceedings, complaints or investigations pending or, to the Knowledge of the Seller, threatened, before any federal, state, provincial or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Seller or any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to Seller, any Principal Owner, the Focus Factor Business, the Purchased Property, or the transactions contemplated by the Transaction Documents.

SECTION 5.12. Assigned Contracts. Each Assigned Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity. Each Assigned Contract will remain in full force and effect without penalty in accordance with its terms upon consummation of the Closing. The Seller has performed all payment and other obligations required to be performed by it to date hereunder, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Assigned Contract, and, to the Knowledge of the Seller, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Knowledge of the Seller, no other party to any Assigned Contract is in default in respect thereof, and, to the Knowledge of the Seller, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Knowledge of Seller, there is no breach or cancellation or anticipated breach or cancellation by the other parties to any Assigned Contract. Schedule 5.12 sets forth a list all Assigned Contracts and, a list of all other written Contracts that are material to the Focus Factor Business, and a summary of all other oral Contracts that are material to the Focus Factor Business. The Seller has delivered to the Buyer or its representatives true and complete originals or copies of all written Contracts required to be listed on Schedule 5.12.

SECTION 5.13. Title to Purchased Property. Except as set forth on Schedule 5.13. Seller has good and valid title to, or a valid leasehold interest in, the Purchased Property, free and clear of all Liens. Such Purchased Property, taken as a whole, are free from any material defects, have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear). The Purchased Property is sufficient for the continued operation of the Focus Factor Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets used in or necessary to conduct the Focus Factor Business. None of the Excluded Seller Assets are material to the Focus Factor Business.

SECTION 5.14. Brokerage. Except as set forth on Schedule 5.14. neither Seller nor any of the Principal Owners have incurred, or will incur, a brokerage, finder’s, or similar fee in connection with the transactions contemplated by this Agreement.

SECTION 5.15. Insurance. Seller is currently insured by insurers unaffiliated with Seller with respect to its properties, assets and operation of the Focus Factor Business in such amounts and against such risks which are appropriate and customary for the type of business conducted by Seller with customary deductibles and retained amounts. In addition, Seller has maintained comparable insurance for all prior periods. With respect to each insurance policy held by Seller (the “Insurance Policies”) (a) such Insurance Policy is legal, valid, binding and in full force and effect; (b) Seller is not in default under such Insurance Policy; and (c) Seller has delivered a true and correct copy of any such Insurance Policy requested by Buyer. There are no claims by Seller pending under any such Insurance Policies and Seller has not been informed that coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies with respect to any such claims.

SECTION 5.16. Employment Matters.

(a) Schedule 5.16(a) separately sets forth all of the Employees as of the date hereof, including for each such Employee: name, job title, FLSA designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than Employee benefits applicable to all Employees, which benefits are set forth on a separate list on Schedule 5.16(a)) and visa and green card application status. To the Knowledge of Seller, no Employee is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality or non-competition Contract, that in any way adversely affects or restricts the performance of such Employee’s duties.

(b) Except as set forth on Schedule 5.16(b). to the Knowledge of Seller, each Employee is (i) a United States citizen, (ii) a lawful permanent resident of the United States, or (iii) an alien authorized to work in the United States either specifically for Seller or for any United States employer. Seller is in compliance in all material respects with applicable Law, has completed a Form 1-9 (Employment Eligibility Verification) for each Employee and each such Form 1-9 has since been updated as required by applicable Law and is correct and complete as of the date hereof. With respect to each Employee, an authorized official of Seller has reviewed the original documents relating to the employment eligibility and authorization of such Employee to be employed in the United States in compliance with applicable Law and such documents appeared, to such official, to be genuine on their face.

(c) Seller has, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the Employees due to be paid through the Closing Date. Seller is in compliance, in all material respects, with all Laws governing the employment of labor, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, including, but not limited to, the Age Discrimination in Employment Act, as amended. Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act (29 U.S.C. 201, et seq.) (“FLSA”), the Americans with Disabilities Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act, as amended, the Family and Medical Leave Act (29 U.S.C. 2601, et seq.), as amended, the National Labor Relations Act of 1935, as amended. Executive Order 11246 and any other executive orders or regulations governing affirmative action, EEO and VETS-100 reporting obligations, the Immigration Nationality Act (8 U.S.C. 1324a, et seq.), as amended, and all similar applicable Laws (collectively the “Labor Laws”). Seller has, during the three (3) year period prior to the date hereof, conducted the Focus Factor Business in compliance with all applicable Labor Laws. Seller has withheld all amounts required by Law or Contract to be withheld from the wages or salaries of its Employees and is not liable for the payment of any arrears of wages or other Taxes, penalties, fines or other compensation of any kind, however designated, for failure to comply with any of the foregoing. Seller has maintained adequate and suitable records regarding the service of each Employee including records of working time. Except as set forth on Schedule 5.16(c). the Seller has properly classified its Employees pursuant to the FLSA. The Seller is not, and in the last three years has not been, a government contractor.

(d) Seller has not at any time during the last three (3) years had, nor to the Knowledge of Seller, is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown, any effort to organize or any other similar occurrence or any attempt to organize or represent the labor force of Seller. There are no controversies pending or threatened between Seller, on the one hand, and any of its Employees (or former Employees), or any labor union or other collective bargaining unit representing any of their Employees, on the other hand. No investigation, review, complaint or proceeding by any Government entity or Employee or former Employee with respect to Seller in relation to any actual or alleged violation of any Labor Laws is pending or, to the Knowledge of Seller, threatened, nor has Seller received any notice from any Government entity indicating an intention to conduct the same. No union or other collective bargaining unit or Employee organizing entity has been certified or recognized by Seller as representing any of its Employees.

(e) Schedule 5.16(e) contains a true and compete list of any and all employment, change in control, severance, retention, termination, non-competition, nonsolicitation and other similar employment Contracts, arrangements or policies, whether written or oral, between the Seller and any individual other than at-will employment arrangements but including all Contracts, arrangements or policies that affect at-will Employees.

SECTION 5.17. Contractor Matters. Schedule 5.17 contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each independent contractor, consultant, freelancer or other service provider (collectively, “Contractors”) used by Seller at any point during the prior one (1) year. A copy of each Contract relating to the services any Contractor provides to the Focus Factor Business has been provided to Seller. To the Knowledge of Seller, no Contractor used by Seller is a party to, or is otherwise bound by, any Contract or arrangement with any third party, including any confidentiality or non-competition Contract, that in any way adversely affects or restricts the performance of such Contractor’s duties for Seller. Each Contractor ever retained by Seller to create, modify or work with respect to the Business Intellectual Property has executed a nondisclosure and assignment-of-rights Contract for the benefit of Seller and Seller is the owner of all rights in and to all Intellectual Property created by each Contractor in performing services for Seller vesting all rights in work product created in Seller. To the Knowledge of Seller, no current Contractor used by Seller intends to terminate his or her or its relationship with Seller. Seller has no obligation or Liability with respect to any Taxes (or the withholding thereof) in connection with any Contractor. Seller has properly classified, pursuant to the Code, Labor Laws and any other applicable Law, all Contractors used by Seller at any point.

SECTION 5.18. Employee Benefits.

(a) Schedule 5.18(a)SECTION 5.18. (all contains a true and complete list of all Employee Benefit Plans maintained or contributed to by Seller or under which Seller has or could have any obligations (other than obligations to make current wage or salary payments or sales commissions terminable on notice of 30 days or less) or liabilities, actual or contingent, whether or not legally binding, in respect of, or which otherwise cover, any of the current or former officers, Employees or independent contractors of Seller who provide(d) services in respect of the Focus Factor Business or their dependents or beneficiaries (the items required to be disclosed on Schedule 5.18(a) and Schedule 5.16 (61 may be hereinafter individually referred to as a “Seller Benefit Plan” and collectively referred to as the “Seller Benefit Plans”). Seller has delivered or made available to Buyer true and complete copies of all documents, as they may have been amended through the date hereof, embodying or relating to the Seller Benefit Plans, including but not limited to Forms 5500 and actuarial valuations for the last three plan years, plan documents, trust agreements, insurance Contracts, administrative services agreements, most recent determination letters and other documents required under ERISA.

(b) Each Seller Benefit Plan has been established, maintained and administered in accordance with its terms and with all provisions of (including rules and regulations thereunder) ERISA, the Code and other applicable Law, and neither Seller nor any “party in interest” or any “disqualified person” with respect to any Seller Benefit Plan has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or engaged in a similar transaction with respect to any Seller Benefit Plan. Each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (or, if such plan is a prototype or volume submitter plan document, such prototype or volume submitter plan document has received a favorable opinion from the IRS that the form meets the tax qualification requirements) to the effect that such Seller Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of Liability, penalty or Tax under ERISA, the Code or other applicable Laws (including the rules and regulations under any of them).

(c) No Seller Benefit Plan is, and neither Seller nor any of its ERISA Affiliates has ever sponsored an Employee Benefit Plan that is or was, subject to Title IV of ERISA. No Seller Benefit Plan is, and neither the Seller nor any of its ERISA Affiliates has ever contributed, or been obligated to contribute, to any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) under Subtitle E of ERISA.

(d) Schedule 5.18(d). sets forth each Seller Benefit Plan that is a “nonqualified deferred compensation plan”, within the meaning of Section 409A of the Code (each, a “Section 409A Plan”), and identifies each Section 409A Plan in connection with which Seller or it successors may have Liability with respect to Employees, Contractors or directors. No such plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(l) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code. Each Section 409A Plan (i) was, since the date of the inception of such Seller Benefit Plan, administered in good faith compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, (ii) has been, since the date of inception of such Seller Benefit Plan, administered in compliance, in all material respects, with the requirements of Section 409A of the Code and the final regulations issued and outstanding thereunder. In the event of an audit by the IRS of either the Company or any individual participating in such Seller Benefit Plan, the additional Tax described in Section 409A(a)(l)(B) would not be assessed against any such participant with respect to benefits due or accruing under such Seller Benefit Plan.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any Employee; (ii) increase any benefits otherwise payable under any Seller Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

SECTION 5.19. Environmental and Safety Matters. Seller has complied and is in compliance with all Environmental Laws, including but not limited to all Permits required by Environmental Laws for the conduct of the business operations of Seller and the disposition of all hazardous materials in accordance with all applicable Environmental Laws. Seller has not received any outstanding and unresolved written or oral notices, reports or other information regarding any actual or alleged violation of Environmental Laws by Seller, or any Liabilities or potential Liabilities, including any remedial obligations, relating to any of them or their facilities arising under Environmental Laws. Seller is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign applicable Laws arising out of events occurring prior to the Closing Date. To Seller’s Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller, or any geologically or hydrologically adjoining properties, shall prevent, hinder or limit Seller’s continued compliance with Environmental Laws, give rise to any remedial obligations of Seller pursuant to Environmental Laws, or give rise to any other Liabilities of Seller pursuant to Environmental Laws, including, without limitation, any relating to onsite or offsite releases or threatened releases of hazardous materials, personal injury, property damage or natural resources damage. To Seller’s Knowledge, there have not been in the past and are not now any underground tanks or underground improvements, including treatment or storage tanks, sumps, or water, gas or oil wells; polychlorinated biphenyls; or asbestos or asbestos-containing materials at, on or under any of the Leased Real Property. Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to hazardous materials in, on, under, or migrating to or from any of the Leased Real Property, or concerning compliance by Seller, or any other Person for whose conduct Seller is or may be held responsible, with Environmental Laws.

SECTION 5.20. Real Property.

(a) Schedule 5.20 (all sets forth the address of each leased real property of Seller (the “Leased Real Property”), and a true and complete list of all leases (including all amendments, extensions, renewals, Guarantees and other Contracts with respect thereto) for each such Leased Real Property (including the date and name of the parties to such lease or license document) (the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions set forth in this Agreement do not require the consent of any other Person to such Lease, or such consent has been obtained, shall not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; (iv) Seller, and to Seller’s Knowledge any other party to the Lease, is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) Seller does not owe, or shall owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller; (viii) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (ix) Seller has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (x) there are no Liens on the estate or interest created by such Lease; and (xi) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the applicable Leased Real Property are in good condition and repair (fair wear and tear excepted) and sufficient for the operation of the Focus Factor Business as conducted thereon.

(b) Seller does not own any real property.

SECTION 5.21. Affiliate Transactions. No shareholder, officer, director, member or Affiliate of Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract or transaction with Seller or has any interest in any real, tangible or intangible asset or property used by Seller.

SECTION 5.22. Solvency.

(a) Each of Seller and the Principal Owners is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in Actions for money damages are not reasonably anticipated to be rendered in such amounts that Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(c) Notwithstanding Section 5.22(b). Seller shall have the right to contest and resolve non-material debts and obligations outstanding as at Closing such as utilities and other non-material payments and Liabilities; provided, however, that no such non-material debts, obligations and Liabilities shall affect the Purchased Property or Buyer’s payment of the Purchase Price.

SECTION 5.23. Client and Vendor Relations. Schedule 5.23 contains a correct and complete list of the names of the Clients and Vendors, and the amount of revenues to or purchases from each such Client or Vendor during the 2013 fiscal year and the period ended as of December 31, 2014. Seller maintains commercially reasonable relations with each of the Clients and Vendors and to Seller’s Knowledge no event has occurred that could materially and adversely affect Seller’s relations with any Client or Vendor. Except as set forth on Schedule 5.23. no Client or Vendor has during the last twelve (12) months cancelled, terminated, materially decreased the rate of, materially altered the terms with respect to or, to the Knowledge of Seller, made any threat to cancel or otherwise terminate any of its Contracts with Seller or to decrease its usage or supply of Seller’s services or products, excluding for avoidance of doubt, discrete projects performed by the Seller for Clients, for which the Seller’s services terminated solely by virtue of the Seller’s having completed the project to the Clients’ satisfaction. To the Knowledge of Seller, no current Client or Vendor may terminate or materially alter its business relations with Seller, either as a result of the transactions contemplated hereby or otherwise except as set forth on Schedule 5.23.

SECTION 5.24. Product and Service Warranties: Adverse Events. Seller has made no express warranty or Guarantee to any customer or Client as to services or goods provided by Seller. There is no pending or, to the Knowledge of Seller, threatened claim alleging any breach of any warranty or Guarantee. Seller has not been required to pay direct, incidental, or consequential damages to any Person in connection with any services or goods provided at any time since January 1, 2010. There have not been any Adverse Events or Serious Adverse Events with respect to the Product of the Focus Factor Business.

SECTION 5.25. Disclosure.

(a) No representation or warranty by Seller or any of the Principal Owners contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller or any of the Principal Owners pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

(b) Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the Purchased Property, that has not been set forth in this Agreement or the Disclosure Schedules.

SECTION 5.26. Accounts Receivable; Inventories. Except as set forth on Schedule 5.26. all accounts receivable reflected in the Financial Statements are valid receivables and represent arm’s length transactions in the ordinary course of business and are collectible in full net of the reserve for doubtful accounts, discounts, and/or promotional expenses set forth in the Financial Statements and assuming that the Buyer uses commercially reasonable and good faith efforts to collect such accounts receivable. The reserve for doubtful accounts, if any, set forth in the Financial Statements is accurate. Except as set forth on Schedule 5.26. Seller maintains no inventory, finished goods, raw materials, work in progress, packaging, parts or other inventories in the Focus Factor Business. All such inventory set forth on Schedule 5.26. whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by Seller free and clear of all Liens, and no such inventory is held on a consignment basis. The quantities of each such item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Seller as follows:

SECTION 6.1. Corporate Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority and all necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its businesses as now conducted. The Buyer is duly qualified to do business as a foreign company, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

SECTION 6.2. Authorization and Validity of Agreement. The Buyer has all requisite power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of the Buyer’s obligations thereunder have been duly authorized by all necessary company action by the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents has been duly executed by the Buyer and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

SECTION 6.3. No Conflict or Violation. Subject to obtaining all consents and approvals set forth on Schedule 6.3 the execution, delivery and performance by the Buyer of the Transaction Documents (i) does not and will not violate or conflict with any provision of the organizational documents of the Buyer (ii) does not and will not violate any provision of law, rule or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority; (iii) does not violate or will not result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any acceleration of remedies or any right of termination under, any Contract, lease, sublease, occupancy agreement, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which Buyer is bound or to which any of the Buyers’ properties or assets is subject, except for such breaches, defaults and accelerations as would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

SECTION 7. COVENANTS OF THE SELLER.

The Seller covenants as follows:

SECTION 7.1. Conduct of Business Before the Closing Date.

(a) Without the prior written consent of the Buyer, between the date hereof and the Closing Date, the Seller shall not, except as required or expressly permitted pursuant to the terms hereof:

(i) make any material change in the conduct of the Focus Factor Business or enter into any transaction relating to or affecting the Focus Factor Business in an amount greater than $10,000 or having a term or duration of more than one year;

(ii) make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Property or any part thereof;

(iii) subject any of the Purchased Property, or any part thereof, to any Lien or suffer such to exist;

(iv) fail to keep in full force and effect insurance comparable in amount and scope of coverage maintained in respect of the Focus Factor Business;

(v) take any other action that would cause any of the representations and warranties made by them in the Transaction Documents not to remain true and correct in all material respects (except as to representations and warranties which are qualified as to materiality, which representations and warranties must remain true and correct in all respects);

(vi) make, enter into, modify, amend in any material respect, renew, extend or terminate any Assigned Contract; or

(vii) agree or commit to do any of the foregoing.

(b) From and after the date hereof and until the Closing Date, the Seller shall:

(i) continue to maintain, in all material respects, the Purchased Property in accordance with prudent practice in a condition suitable for its continued future use that is consistent with its current use;

(ii) continue to manufacture and sell the Product in the ordinary course of business consistent with existing practice;

(iii) keep the Files and Records in the ordinary course of business and in accordance with existing practice; and

(iv) use Commercially Reasonable Efforts to maintain existing business relationships with customers, suppliers and contractors with respect to the Focus Factor Business in accordance with existing practice.

SECTION 7.2. Consents and Approvals. The Seller shall, at its cost and expense, use Commercially Reasonable Efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, and of all other Persons required to be obtained in connection with the execution, delivery and performance by it of the Transaction Documents, which shall include the use by Seller of Commercially Reasonable Efforts to obtain all consents and approvals necessary to assign to Buyer all rights under any Contracts that are included in the Purchased Property. Access to Properties and Records. Subject to the terms of the Confidentiality Agreement, between Seller and the Buyer, the Seller shall afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 12 hereof) to all properties, books, Contracts, commitments, Employees, vendors and records of the Seller relating to the Focus Factor Business, the Purchased Property, and the Assumed Liabilities.

SECTION 7.3. Negotiations. From and after the date hereof until the Closing Date or termination of the Agreement pursuant to Section 12 hereof, none of the Seller, any Affiliate, nor any of their respective officers or directors nor any agent nor anyone else acting on behalf of the Seller or such persons shall, directly or indirectly, encourage, facilitate, solicit, engage in negotiations with, respond to inquiries or provide any information to, any Person, firm, or other entity or group (other than the Buyer or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving the Focus Factor Business or any other transaction inconsistent with the transactions contemplated hereby. The Seller shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which it may receive or of which it may become aware.

SECTION 7.4. Assignment of Contracts and Warranties. At the Closing and effective as of the Closing Date, the Seller shall assign to the Buyer all of its rights under the Assigned Contracts. No liabilities under any Contract shall be included as Assumed Liabilities except and unless as expressly provided in Section 2.4. Seller and the Principal Owners shall advise Buyer promptly in writing with respect to any Contract under which it knows or has reason to believe it will not receive the required consent. Seller and the Principal Owners shall take all actions reasonably requested by Buyer and cooperate with Buyer to obtain any new Contract (if necessary) on substantially similar terms and conditions as those under the existing Contract and/or to provide the economic benefit of such Contract to Buyer. Notwithstanding the foregoing, and without affecting the Buyer’s closing conditions hereunder, to the extent that any Assigned Contracts cannot be assigned to the Buyer at the Closing Date, the Seller shall maintain such Contracts in effect and, as agent for Buyer, the performance obligations of the Seller, as the case may be, thereunder shall be deemed to be subleased or subcontracted to the Buyer until such Assigned Contract has been assigned. Seller shall (i) use all Commercially Reasonable Efforts to obtain all necessary consents, (ii) cooperate with the Buyer in any arrangement designed to provide to the Buyer the benefits (including the exercise of rights) under any such Assigned Contracts that Buyer designates that it wishes to be assigned, including enforcement for the benefit of the Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (iii) hold all monies paid thereunder in trust for the account of the Buyer (unless otherwise agreed to in this Agreement), and (iv) remit all such money without set-off of any kind whatsoever to the Buyer as promptly as possible (unless otherwise agreed to in this Agreement).

SECTION 7.5. Post-Closing Matters. The Principal Owners shall cause Seller to preserve and maintain its organizational existence and remain in good standing for a period of at least twenty-four (24) months after the date hereof. As soon as practicable after the Closing Date but in any event no later than 30 days after the Closing, Seller shall take all action necessary to remove all Product and Seller names and logos and color schemes and any other Intellectual Property or IP Assets from their respective signage at all locations, letterhead, stationary, advertising, websites and other marketing materials and other content available for viewing by the public, and will change its name with the Delaware Secretary of State and all other jurisdictions in which Seller has made registrations to transact business, any other, any other registrations and/or name filings (including the amendment or withdrawal of any registrations and/or assumed name filings with the State of Delaware or any cities and counties within the State of Delaware and all applicable jurisdictions) such that Seller’s name does not include the words “Factor” or “Focus”, any derivative thereof, or any name which sounds or looks similar thereto, or any trademarks or trade names used in the Focus Factor Business, and Seller shall otherwise cease to use such names for all purposes, other than as necessary for the winding up of its business affairs. Seller herby covenants and agrees that it shall, no later than fifteen (15) days following the Closing Date, provide documentation to Buyer, in the form and substance satisfactory to Buyer, evidencing the filing of such amendments or withdrawals with such jurisdictions. Seller also agrees to execute any documentation necessary to give Buyer the right to collect payments related to the Purchased Property (including accounts receivable) in Seller’s name following Closing.

SECTION 7.6. Post-Closing Operation of Business. Following the Closing, Seller and each of the Principal Owners shall fully cooperate with Buyer to transfer the Focus Factor Business to Buyer in such a manner as to preserve the value thereof.

SECTION 7.7. Post-Closing Audit. Following the Closing, Seller and the Principal Owners shall reasonably cooperate in Buyer’s preparation and audit of GAAP financial statements for all periods in which Seller’s financial statements were not prepared in accordance with GAAP and audited, so that GAAP financial statements can be prepared no later than sixty (60) days following the Closing.

SECTION 7.8. Noncompetition. Nonsolicitation and Non disparagement.

(a) Noncompetition. Seller and the Principal Owners acknowledge that (i) Buyer would not have entered into this Agreement but for the agreements and covenants contained in this Section 7.8; and (ii) the agreements and covenants contained in this Section 7.8 are essential to protect the business and goodwill of the Focus Factor Business and are reasonable and appropriate in scope; (iii) the Focus Factor Business is national in scope; and (iv) the business of Buyer is worldwide in scope. To induce Buyer to enter into this Agreement, each of Seller and the Principal Owners (other than Thor Associates, Inc.) covenants and agrees that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), Seller, the Principal Owners and their respective Affiliates shall not, directly or indirectly, (A) engage in any business or activity that competes with the Focus Factor Business; (B) render any services to any Person for use in competing with Buyer in connection with the Focus Factor Business; (C) have an interest in any Person engaged in any business that competes with Buyer in connection with the Focus Factor Business, directly or indirectly, in any capacity, including, without limitation, as a shareholder, officer, director, principal, agent, trustee or consultant or any other relationship or capacity; provided, however. Seller or any of the Principal Owners may own, directly or indirectly, solely as an investment, securities of any Person which are publicly traded if Seller or such Principal Owner, as the case may be (I) is not a controlling Person of, or a member of a group which controls, such Person and (II) does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person; or (D) interfere with business relationships (whether formed heretofore or hereafter) between Buyer or any of its Affiliates and customers, suppliers or prospects of the Focus Factor Business.

(b) Employees of the Business. During the Restricted Period, Seller, the Principal Owners (other than Thor Associates, Inc.) and their respective Affiliates shall not, directly or indirectly, (i) solicit or encourage any Employee or consultant performing services in connection with the Focus Factor Business to leave the employment or retention of Buyer or any of its Affiliates, or (ii) hire any such Employee or consultant who was performing services in connection with the Focus Factor Business and who has left the employment or retention of Buyer or any of its Affiliates within one (1) year of the termination of such Employee’s employment or consultant’s retention with Buyer or any of its Affiliates.

(c) Customers of the Business. During the Restricted Period, Seller, its employees, officers, directors, the Principal Owners (other than Thor Associates, Inc.), and their respective Affiliates shall not, directly or indirectly, (i) persuade or attempt to persuade any customer, prospective customer, client, prospective client, supplier or vendor of Buyer or any of its Affiliates not to hire or do business with Buyer or any of its Affiliates or any successor thereto; (ii) solicit for himself or any Person other than Buyer or any of its Affiliates, the business of any Person who is a customer, client, supplier or vendor of Buyer or any of its Affiliates, or was its customer or supplier within two (2) years prior to the time of such solicitation to the extent that such business is similar to the business conducted by such customer or supplier with Buyer.

(d) Confidential Information. From and after the Closing, Seller, its stockholders, employees, officers, directors, the Principal Owners and their respective Affiliates shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all confidential matters relating to the Focus Factor Business or Buyer and its Affiliates, including, but not limited to, “know how”, trade secrets, customer lists, supplier lists, details of consultant and employment Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs (“Confidential Information”), and shall not disclose them to anyone outside of Buyer and its Affiliates; provided, however, this covenant shall not apply to any information which is or becomes generally available to the public other than as a result of disclosure by the Seller, the Principal Owners or their respective Affiliates. Seller, the Principal Owners and their respective Affiliates may disclose Confidential Information if required to do so in any legally required government or securities filings, legal proceedings, subpoena, civil investigative demand or other similar process; provided, that Seller (A) provides Buyer with prompt notice of such required disclosure so that Buyer may attempt to obtain a protective order, (B) cooperates with Buyer, at Buyer’s expense, in obtaining such protective order, and (C) only discloses that Confidential Information which it is absolutely required to disclose as advised by counsel. This subsection (d) shall not affect or amend the Confidentiality Agreement.

(e) Non disparagement. After the Closing Date, Seller and the Principal Owners will not disparage Buyer, any of Buyer’s Affiliates or any of such parties’ shareholders, directors, officers, employees or agents.

(f) Tolling of Covenant Periods. The Restricted Period provided in this Section 7.8 shall not include and shall be extended beyond, any time during which a party is failing to comply with any provision of this Section 7.8 with respect to such party.

(g) Blue Penciling. If any term or other provision of this Section 7.8 is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Section 7.8 shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to, or the arbitrator making such a determination shall, modify this Section 7.8 so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.9. Employees.

(a) Buyer agrees to offer employment as of the Closing Date, on an “at will” basis to substantially all the Employees of Seller including all management Employees, and if any such Employee accepts Buyer’s offer of employment, he or she shall become an employee of Buyer after the Closing Date (such Employees are referred to hereinafter as the “Transferred Employees”). Transferred Employees shall be credited for past service toward Buyer’s then- current benefits offered by Buyer for purposes of determining eligibility (but not benefit accrual).

(b) Seller shall make all salary, commission, bonus, incentive, vacation pay or other benefit accrual payments, in each case that relate to periods prior to and through the Closing, to Employees as they become due. Buyer shall not be required to provide continuations of any of Seller’s salary arrangements, bonus or incentive pay or other plans, commission arrangements or commission agreements or wage or salary or compensation incentives after the Closing Date.

(c) Seller and Buyer shall cooperate to take whatever reasonable steps are necessary to effect the distribution and direct rollover to Buyer’s qualified retirement plan that includes a cash or deferred arrangement under Section 401(k) of the Code (“Buyer’s 401(k) Plan”) of the account balance of each Transferred Employee, if eligible in the Seller Benefit Plan that is a qualified retirement plan that includes a cash or deferred arrangement under Section 401(k) of the Code (“Seller’s 401(k) Plan”) as soon as administratively practicable following the Closing Date and after such Transferred Employee elects such a distribution and direct rollover, in accordance with and to the extent permitted by the terms of Seller’s 401(k) Plan, Buyer’s 401(k) Plan and applicable Law.

(d) The parties acknowledge and agree that it is their intention that all existing Contracts of non-competition between Seller and any Employee or any Contractor providing services to Seller in respect of the Business as of immediately prior to the Closing Date shall be transferred to or assumed by Buyer as a result of the transactions described herein and that such Contracts shall constitute Purchased Contracts hereunder. If any such Contract may not be so assigned. Seller agrees that it will cooperate with Buyer to enforce such Contracts as Buyer may reasonably request.

(e) Buyer and Seller (and their Affiliates) hereby agree to follow the “Alternate Procedure,” as such procedure is described in Section 5 of Rev. Proc. 2004-53, 2004- 34 I.R.B. 320 (Aug. 18, 2004), for preparing and filing Forms W-2, and 941, and transferring of Forms W-4 and W-5, with respect to Transferred Employees.

(f) This Section 7.9 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including the Transferred Employees or any other Employee, Contractor, former Employee or other Person who performs or performed services to the Company.

SECTION 7.10. Claims Assistance.

(a) Seller and the Principal Owners provide such assistance, support and information as reasonably required by Buyer from time to time to assist in (i) the defense of claims made by third parties against Buyer in respect of Assumed Liabilities, and (ii) any claim by Buyer or Seller against third parties in respect of Assumed Liabilities.

(b) Seller and the Principal Owners shall provide such assistance, support and information as reasonably required by Buyer from time to time to assist Buyer to obtain any Permits that are necessary or useful to carry on the Business to the extent that such Permits are not assignable from Seller to Buyer.

SECTION 7.11. Post-Closing Receipts. If at any time following the Closing Date, Seller or any Principal Owner receives, or comes into possession of, any of the Purchased Property or any receipts, proceeds, checks, securities or other property of any kind comprising, arising out of or derived from the Purchased Property, then Seller or such Principal Owner shall immediately deliver it to the Seller with such endorsements, transfers or assignments as may be necessary or useful to ensure that the Seller receives the immediate and full benefit thereof.

SECTION 8. COVENANTS OF THE BUYER.

SECTION 8.1. Consents and Approvals. The Buyer (i) shall, at its cost and expense, use all Commercially Reasonable Efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, and all other Persons required to be obtained by the Buyer in connection with the execution, delivery and performance by it of the Transaction Documents, and (ii) shall diligently assist and cooperate with the Seller in preparing and filing all documents required to be submitted by the Seller to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Seller in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Seller all information concerning the Buyer that counsel to the Seller determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

SECTION 8.2. Post-Closing Efforts. On and after the Closing Date and until payment in full of the Additional Payment, the Buyer shall use its Commercially Reasonable Efforts to maintain the Focus Factor Business and operations consistent with current levels, including without limitation acting in good faith to maintain current levels of distribution by Costco of the Product.

SECTION 9. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Seller to effect the Closing and to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of each of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

SECTION 9.1. Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects (except as to representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and on and as of the Closing Date as if again made by the Buyer on and as of such date.

SECTION 9.2. Performance of the Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date.

SECTION 9.3. Financing. Buyer has delivered to Seller evidence of financing to Buyer in an aggregate amount sufficient to consummate the transactions contemplated by this Agreement.

SECTION 9.4. Distribution of Cash. Immediately prior to Closing, Seller shall have distributed all cash in its accounts to its members.

SECTION 9.5. Due Diligence. Prior to Closing, Buyer shall have provided evidence to Seller by which Seller can reasonably conclude after due diligence that the assets securing Buyer’s obligations hereunder will cover such obligations.

SECTION 9.6. Buyer Closing Deliverables.

At the Closing, Buyer will:

(a) Execute and deliver a duly executed counterpart of the bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”);

(b) Deliver to the Seller the Closing Payment in immediately available funds;

(c) Deliver a certificate executed by the authorized person of the Buyer certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the directors of the Buyer authorizing this Agreement and the transactions contemplated hereby;

(d) Deliver to Seller a certificate of the Secretary of the State of Nevada, dated reasonably close to the Closing Date, as to the legal existence and good standing of the Buyer in Nevada;

(e) Deliver to Seller an executed promissory note constituting the Additional Payment; and

(f) Execute and deliver the Pledge Agreement.

SECTION 9.7. Board. The board of directors of Buyer shall have approved the transactions contemplated hereby.

SECTION 10. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of each of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

SECTION 10.1. Representations and Warranties of the Seller. All representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects (except as to representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and on and as of the Closing Date as if again made by the Seller on and as of such date.

SECTION 10.2. Performance of the Obligations of the Seller. The Seller has performed in all material respects all agreement, covenants, and obligations required under this Agreement to be performed by it on or before the Closing Date.

SECTION 10.3. Liability for Outstanding Sums. Buyer shall have no liability with respect to outstanding sums owed to Seller’s existing officers and Employees, including, without limitation, with respect to any previous loans made by such officers or Employees.

SECTION 10.4. Seller Closing Documents. The Seller shall have delivered to the Buyer the following documents:

(a) the Files and Records forming a part of the Purchased Property;

(b) a duly executed Bill of Sale;

(c) physical possession and control of the Purchased Property;

(d) all consents that are required to transfer the Assigned Contracts and the other items of Purchased Property;

(e) a certificate executed by the appropriate officers of the Seller, certifying the satisfaction by the Seller of the conditions specified in Sections 10.1, 10.2, and 10.7;

(f) a certificate executed by the authorized person of the Seller certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the directors and members of the Seller authorizing this Agreement and the transactions contemplated hereby;

(g) evidence of satisfaction and termination of all liens applicable to the Purchased Property (other than permitted liens, as may be mutually agreed upon by the Parties);

(h) such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as counsel to the Buyer shall reasonably request in order to convey unencumbered title to the Purchased Property to Buyer;

(i) (i) a certificate of the Secretary of the State of Delaware and Maine, dated reasonably close to the Closing Date, as to the legal existence and good standing of the Seller in Delaware and Maine; and

(k) appropriate assignments of the Intellectual Property included in the Purchased Property, in a form acceptable to Buyer.

SECTION 10.5. Filing of Required Notices. Seller shall have filed any and all applicable “bulk sale” and related notices with the appropriate authorities, and paid any and all sales taxes assessed in connection therewith.

SECTION 10.6. Amounts Due to Creditors. Seller shall pay at Closing out of the Closing Payment any and all amounts due and owing to creditors, other than those amounts expressly assumed by Buyer.

SECTION 10.7. Board and Stockholder Approval. The board of directors and the stockholders of Seller shall have approved the transactions contemplated hereby.

SECTION 10.8. No Proceeding or Litigation. No Action, suit or proceeding brought by or on behalf of any Person or Governmental entity challenging the legality of, or seeking to restrain, prohibit, materially modify or rescind the transactions contemplated by this agreement shall have been instituted and not settled or otherwise terminated.

SECTION 11. INDEMNIFICATION.

SECTION 11.1. Indemnification by the Seller. The Seller and each of the Principal Owners, jointly and severally, up to their respective Actual Proceeds, shall indemnify and save and hold the Buyer, any Affiliate of the Buyer and their respective directors, officers, managers, employees, successors, and assigns (the “Buyer Indemnitees”), harmless from and against any and all damages, claims, demands, obligations, liabilities, losses, costs, expenses (including all reasonable attorneys’ fees and expenses of investigation incurred by the Buyer Indemnitees in any Action or proceeding between the Seller and the Buyer Indemnitees or between the Buyer Indemnitees and any third party or otherwise), deficiencies, interests, penalties, impositions, assessments and/ or fines (collectively, “Buyer Losses”), whether or not in connection with a third-party claim, arising out of, resulting from or related to any and/or all of the Seller’s Events of Breach. As used herein, “Seller’s Events of Breach” shall be and mean any one or more of the following:

(a) any breach of any representation or warranty made by Seller or the Principal Owners in this Agreement or the other Transaction Documents;

(b) any liabilities arising out of the ownership or operation of the Purchased Property prior to the Closing Date other than the Assumed Liabilities;

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or the Principal Owners (or any person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

(d) any Seller Benefit Plan in existence prior to the Closing Date, whether such Liability arises before, on or after the Closing Date, including, without limitation, unfunded Liabilities, Liability with respect to the termination of any such plan, any retiree from employment with Seller, any unfunded Liability under any such plan, or any accrued but unpaid claim under such Seller Benefit Plan;

(e) any Liability relating to compliance with any Environmental Law arising out of or relating to operation of the Business prior to the Closing Date or Seller’s leasing, ownership or operation of real property

(f) the employment (including the initial hiring and all terms, conditions, and events relating to the ongoing employment prior to the Closing Date) or termination of employment (including constructive termination) by Seller of any individual (including without limitation any current or former employee of the Seller), including any compensation due to the employees or contractors relating to periods ending on or prior to the Closing Date, including, without limitation, severance, salary, commission, bonus, incentives, vacation pay or other benefit accruals or any termination liability

(g) all Liabilities and commitments with respect to eligible persons and their eligible dependants, in respect of health insurance under COBRA;

(h) any Liability relating to common law or statutory dissenter’s rights, appraisal rights, or any similar rights of the shareholders of Seller;

(i) any breach of any covenant or other agreement made by Seller or the Principal Owners in this Agreement or the other Transaction Documents, or any failure of the Seller or the Principal Owners to duly perform or observe any term, provision, covenant, agreement contained in this Agreement or the other Transaction Documents on the part of the Seller or the Principal Owners to be performed or observed; and

(j) any claim or cause of Action by any Party against any Buyer Indemnitee, with respect to any liabilities of the Seller and Affiliates of the Seller other than the Assumed Liabilities; provided, however, that neither Seller nor the Principal Owners shall be liable to make any payment in respect of a claim for indemnification in respect of any Seller’s Events of Breach until the aggregate of such Buyer Losses shall exceed $50,000 (“Threshold”), but once such Buyer Losses shall exceed such $50,000 Threshold (“Basket”), the Buyer Indemnitees shall have the right to indemnification hereunder, and the Seller and/or its members shall be required to make payment to the Buyer Indemnitees in respect of such claims, to the full extent of such Buyer Losses without reference to or deduction for the $50,000 Threshold up to an aggregate liability cap equal to the Purchase Price (“Cap”), provided, however, that the Basket and Cap shall not apply (and Seller and the Principal Owners shall be fully liable) in the case of any claims based on (i) a breach of any Fundamental Representations, (ii) fraud, bad faith, criminal conduct, intentional misrepresentation, or willful misconduct (“Bad Conduct”), or (iii) indemnification under Section 11.1(b), 11. l(i), or 11.10, provided, further, that the liability of each Principal Owner under (i) through (iii) shall not exceed such Principal Owner’s pro rata share of such liability (“pro rata share” shall mean the Principal Owner’s percentage ownership of Seller).

All representations, warranties, covenants and obligations of Seller and the Principal Owners herein, and all other agreements or instruments contemplated hereby to which Buyer, Seller or any Principal Owner is a party, shall survive the Closing Date for eighteen (18) months, except that: (i) all covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing indefinitely, unless specified otherwise by their terms; and (ii) for breaches of any Fundamental Representations or Bad Conduct, the survival period shall be indefinite. Any claim for indemnification made in accordance with this Section 11, prior to the expiration of the applicable indemnification period set forth in this paragraph shall survive until such matter is resolved.

Following the Closing, the indemnification afforded by this Section 11 shall be the sole and exclusive remedy of the Buyer Indemnitees in respect of claims for Seller’s Events of Breach.

SECTION 11.2. Procedures for Indemnification by the Seller.

(a) Notice of Claims. If a Seller’s Event of Breach occurs or is alleged and a Buyer Indemnitee asserts that the Seller has become obligated to such Buyer Indemnitee pursuant to Section 11.1 hereof (“Direct Claim”), or if any suit, Action, investigation, claim or proceeding (a “Third Party Proceeding”) is threatened, begun, made or instituted by a third party as a result of which the Seller may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give written notice thereof to the Seller (the “Buyer’s Claims Notice”). The Buyer’s failure or delay in providing a Buyer’s Claims Notice shall not relieve Seller of its obligations under this Section 11 except to the extent that the Seller is materially prejudiced as a result thereof.

(b) Response to Direct Claims. The Seller shall have thirty (30) calendar days after receipt of the Buyer’s Claim Notice for a Direct Claim to reject or accept the claim as an indemnifiable claim for Buyer Losses under this Section 11. If, within thirty (30) calendar days after receipt by the Seller of such a Buyer’s Claim Notice, Seller delivers notice to the Buyer Indemnitee containing a written objection to the claim (or a portion thereof) by the Buyer Indemnitee, stating the nature of and grounds for such objection in reasonable detail, then such claim (or portion thereof) shall be deemed to be a “Disputed Claim” and such claim shall be resolved in accordance with Section 11.2(c) hereof. If, within thirty (30) calendar days after actual receipt by the Seller’s of the Buyer’s Claim Notice for a Direct Claim, the Seller delivers notice to the Buyer Indemnitee containing a written acceptance of the claim, (or a portion thereof) then such claim (or portion thereof) shall be deemed an indemnifiable claim under this Section 11 (the “Indemnifiable Claim”), and the Seller will be conclusively deemed to have consented to recovery by the Buyer Indemnitee of the full amount of Buyer Losses in connection with the claim.

(c) Dispute Resolution. Any disputes arising under this Section 11 shall be resolved as follows: (i) first, the Parties shall attempt in good faith for 30 days to resolve the dispute, and (ii) if the dispute remains unresolved after such 30 day period, the Parties agree that any Party may file suit in any court or other adjudicative body having jurisdiction in order to resolve the dispute.

(d) Third Party Proceeding.

(i) Seller shall have twenty (20) days from receipt of a Buyer’s Claim Notice for a Third Party Proceeding to provide the Buyer Indemnitee with notice that it wishes to assume the defense in the Third Party Proceeding and acknowledges liability for such damages, in which event the Buyer Indemnitee shall have the right to participate in the defense at its own expense; provided, however, that the Buyer Indemnitee is hereby authorized prior to and during such time to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests and that is not prejudicial to Seller. If Seller fails to give the Buyer Indemnitee timely notice as provided herein, the Buyer Indemnitee shall have the right to defend against such Third Party Proceeding.

(ii) If Seller assumes the defense in a Third Party Proceeding, the Indemnifying Party shall not agree to any settlement, compromise or discharge of a Third-Party Claim that involves any consideration other than the payment of money without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim, the Indemnified Party shall be entitled to undertake any settlement, compromise or discharge of such Third-Party Claim without the Indemnifying Party’s prior consent.

(iii) Notwithstanding anything herein to the contrary. Seller and the Principal Owners shall not be entitled to assume control of the defense in a Third Party Proceeding, and shall pay the reasonably documented fees and expenses of legal counsel retained by the Buyer Indemnitee, if a court of competent jurisdiction rules that Seller or the Principal Owners have failed or are failing to prosecute or defend such claim.

(iv) Notwithstanding the provisions of Section 13.2, Seller hereby consents to the nonexclusive jurisdiction of any court in which an Action or claim in respect of a Third Party Proceeding is brought against any Buyer Indemnitee for purposes of any claim that a Buyer Indemnitee may have under this Agreement with respect to such Action or claim or the matters alleged therein and agrees that process may be served on Seller with respect to such a claim anywhere in the world.

SECTION 11.3. Indemnification Binds Successors and Assigns. All of the indemnification rights of the Buyer and obligations of the Seller arising pursuant to this Section 11 shall survive any sale, assignment or other transfer by the Buyer or any Seller of all or part of their respective title to or interest in all or part of the Transaction Documents or the Purchased Property and shall apply to and bind each and every successor and assign of the Buyer and each Seller.

SECTION 11.4. Dispute Resolution Costs. Each Party shall bear all its own costs of any court Action or other dispute resolution proceeding hereunder, including without limitation, the fees and expenses of its own legal counsel and other filing fees and expenses of such Party for such proceeding.

SECTION 12. TERMINATION.

SECTION 12.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

(a) By mutual consent of the Seller and the Buyer,

(b) By either the Seller or the Buyer if the other Party shall have breached this Agreement in any material respect and such breach continues for a period of ten (10) days after the receipt of written notice of the breach from the non-breaching Party, or

(c) By either the Seller or Buyer if the Closing has not occurred on or before 5:00 p.m. eastern time on January 23, 2015 (regardless of the pendency of any cure period provided for in Section 12.1(b).

SECTION 12.2. Effect of Termination. If this Agreement is terminated in accordance with Section 12.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Seller or the Buyer, or their Affiliates and their respective directors, managers, officers, agents, members or shareholders, except for the obligations set forth in this Section 12.2, Section 7.9(d), Section 13, and the Confidentiality Agreement both of which shall survive any termination; and provided, however, that notwithstanding the foregoing, nothing herein and no termination hereof shall relieve any Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement which arise prior to termination.

SECTION 13. MISCELLANEOUS.

SECTION 13.1. Successors and Assigns. Any Party hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties hereto; provided that this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties hereto.

SECTION 13.2. Governing Law: Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The Parties hereto irrevocably consent to the jurisdiction of, the federal and state courts of the State of Delaware located in Wilmington, Delaware for such purpose.

SECTION 13.3. Expenses. Except as otherwise provided herein, each of the Parties hereto shall pay all its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. The Seller and the Buyer shall each pay one-half of any applicable state and local sales, transfer, excise, value-added or other similar Taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Property (collectively, the “Transfer Taxes”). Each party agrees to cooperate with such other party in the timely completion, execution and filing of any documentation required by any local, state, federal or other Tax authority in connection with the Transfer Taxes, including any documentation as may be requested to establish an exemption from (or otherwise reduce) or make a report with respect to the Transfer Taxes.

SECTION 13.4. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

SECTION 13.5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission or email to the facsimile number or email given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iii) on the day of delivery by Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service, to the Party as follows:

If to the Seller or any Principal Owner:

Factor Nutrition Labs, LLC, do Michael O’Connor, Esq. Williams & Connolly, 725 Twelfth Street, N.W., Washington, D.C., 20005.

With a copy to:

Thor Associates, Inc.

Thor Associates, Inc., do Sanford H. Greenberg Greenberg Freeman LLP 110 East 59th Street 22nd Floor

New York, New York 10022

If to the Buyer:

Jack Ross

865 Spring Street

Westbrook, Maine 04092

With a copy to:

Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attention: W. David Mannheim, Esq.

Any Party may change its address for the purpose of this Section by giving the other Party written notice of its new address in the manner set forth above.

SECTION 13.6. Amendments: Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or in the case of a waiver, by the Party waiving compliance. Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

SECTION 13.7. Public Announcements. The Parties will reasonably cooperate concerning the public announcement of the transactions contemplated herein, but no Party hereto shall make any public statement regarding this Agreement or the transactions contemplated herein without Buyer’s prior written approval.

SECTION 13.8. Entire Agreement. This Agreement, the Exhibits and schedules hereto and the Confidentiality Agreement contain the entire understanding between the Parties hereto with respect to the transactions contemplated hereby and thereby and supersede and replace all prior agreements and understandings, oral or written, with regard to such transactions. All schedules and exhibits hereto and any documents and instruments delivered pursuant to any provision hereof are expressly incorporated herein and made a part of this Agreement as fully as though completely set forth herein. This Agreement shall only be binding on the Parties hereto upon execution and delivery of this Agreement by each of the Parties.

SECTION 13.9. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Seller and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller or the Buyer. No provision of this Agreement shall give any third persons any right as a third party beneficiary of this Agreement or provide any right of subrogation or Action over or against the Seller or the Buyer.

SECTION 13.10. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 13.11. Counterparts. This Agreement may be executed in counterparts and via pdf, each of which shall be deemed an original, but all of which shall constitute the same instrument.

SECTION 13.12. Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied, or fulfilled by such Party.

SECTION 13.13. Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement, including, without limitation, Section 7.9, shall be entitled to enforce such rights specifically (without posting a bond or other security), to require Seller and their respective Affiliates to account for and pay over to Buyer all payments, profits, monies, accruals, increments or other benefits derived by such party by reason of any breach of any provision of this Agreement, to recover damages and to exercise all other rights granted by Laws. Except as expressly provided in this Agreement, all such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. The Parties acknowledge that any breach of this Agreement may cause substantial irreparable harm to the other Party. Therefore, this Agreement may be enforced in equity by specific performance, temporary restraining order and/or injunction. The rights to such equitable remedies shall be in addition to all other rights or remedies which a Party may have under this Agreement or under applicable law.

SECTION 13.14. FURTHER ACTIONS. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under Section 11).

SECTION 14. GUARANTY

(a) The Guarantor hereby guarantees to the Seller the Additional Payment obligations of the Buyer under Section 3.1(b) of this Agreement and no other obligations (the “Guaranteed Obligations”), subject to the terms and conditions of this Section 14. This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Guaranteed Obligations, not only collectability, and is in no way conditioned upon any requirement that the Seller first attempt to collect any of the Guaranteed Obligations from the Buyer or resort to any security or other means of obtaining its payment or performance, except to the extent otherwise set forth in this Section 14. Should the Buyer default in the performance of any of the Guaranteed Obligations, or in the event that the Buyer or the Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or a material portion of its or their property, (ii) admit in writing its or their inability to pay or fail generally to pay its or their debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt, or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or liquidation statute, or an answer admitting the material allegations of a petition filed against it or any of them in a proceeding under any such law, the obligations of the Guarantor hereunder shall become immediately due and payable to the Seller, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Notwithstanding the foregoing or anything to the contrary in this Agreement or any of the Transaction Documents, in the event that Seller desires to collect any of the Guaranteed Obligations from Guarantor, Seller is required to first proceed against the assets of Guarantor that are secured by the Stock Pledge and Security Agreement attached hereto as Exhibit B (the “Pledge Agreement”), and if, and only if, the Guaranteed Obligations are not satisfied by the assets of Guarantor under Pledge Agreement, then Seller can proceed against Guarantor’s other assets.

(b) The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Seller, on demand, all reasonable costs and expenses (including court costs and legal fees and expenses) incurred or expended by the Seller in connection with the enforcement of the Guaranteed Obligations and this guaranty, together with interest on amounts recoverable under this guaranty from the time of such demand until payment thereof at a rate equal to the sum of (i) the base rate as quoted in The Wall Street Journal (Eastern Edition) as of the date of any demand under this guaranty, plus (ii) 5%.

(c) Except as otherwise provided for herein, the Guarantor waives presentment, demand, protest, notice of acceptance, notice of Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Buyer or of the Guarantor, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Guaranteed Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Seller to assert any claim or demand or to enforce any right or remedy against the Buyer; (ii) any extensions or renewals of any Guaranteed Obligation; (iii) any rescissions, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing, securing or otherwise executed in connection with any Guaranteed Obligation; (iv) the substitution or release of any entity primarily or secondarily liable for any Guaranteed Obligation; (v) the adequacy of any rights the Seller may have against any collateral or other means of obtaining repayment of the Guaranteed Obligations; (vi) the impairment of any collateral securing the Guaranteed Obligations, including the failure to perfect or preserve any rights the Seller might have in such collateral or the substitution, exchange, surrender, release, loss or destruction of any such collateral; or (vii) any other act or omission that might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor except as otherwise set forth herein.

(d) If for any reason the Buyer has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of the Guaranteed Obligations have become irrecoverable from the Buyer by operation of law or for any other reason, this guaranty nevertheless shall be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Guaranteed Obligations. In the event that acceleration of the time for payment of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Buyer, or for any other reason, all such amounts otherwise due under the terms of any agreement, document or instrument evidencing, securing or otherwise executed in connection with any Guaranteed Obligation shall be immediately due and payable by the Guarantor.

(e) Until the payment and performance in full of all Guaranteed Obligations: (i) the Guarantor shall not exercise any rights against the Buyer arising as a result of payment by the Guarantor hereunder, by way of subrogation or otherwise, and will not prove any claim in competition with the Seller in respect of any payment hereunder in bankruptcy or insolvency proceedings of any nature; and (ii) the Guarantor will not claim any set-off or counterclaim against the Buyer in respect of any liability of the Guarantor to the Seller. The payment of any amounts due with respect to any indebtedness of the Buyer for money now or hereafter borrowed from Guarantor or now or hereafter held by the Guarantor is hereby subordinated to the prior payment in full of the Guaranteed Obligations. The Guarantor agrees that for so long as any Guaranteed Obligation is due and payable to the Seller, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Buyer to the Guarantor until such Guaranteed Obligations shall have been paid in full.

This guaranty shall remain in full force and effect until payment in full of any and all Guaranteed Obligations of the Buyer to the Seller, at which time it shall terminate. This guaranty shall continue to be effective or be reinstated, notwithstanding the foregoing, if at any time any payment made or value received with respect to the Guaranteed Obligations is rescinded, invalidated, declared to be fraudulent or preferential, or set aside or is required to be repaid to a trustee, receiver or any other party under any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of the Buyer or the Guarantor or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of the Buyer or the Guarantor or their respective businesses, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against the Buyer or the Guarantor for relief under the federal Bankruptcy Code or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension or marshaling of assets or otherwise, all as though such payment had not been made or value received.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUYER: SYNERGY STRIPS CORP.

By:	/s/ Jack Ross
Name:	Jack Ross
Title:	CEO

SELLER: FACTOR NUTRITION LABS, LLC

By:	/s/ Paul Levinsohn
Name:	Paul Levinsohn
Title:	Principal/CEO

PRINCIPAL OWNERS:

VITA PARTNERS, LLC

By:	/s/Jack Dushey
Name:	Jack Dushey
Title:

RPR PARTNERS, LLC

By:	/s/ Paul Levinsohn
Name:	Paul Levinsohn
Title:	Manager

THOR ASSOCIATES, INC.

By:	/s/ Fern Lee
Name:	Fern Lee
Title:	CEO

GUARANTOR

By:	/s/ Jack Ross
Name:	Jack Ross

Omitted Exhibits and Schedules*

EXHIBITS

Exhibit A – Bill of Sale

Exhibit B – Pledge Agreement

SCHEDULES

Schedule A – Aged Receivables By Customer Code

Schedule B – Excluded Seller Assets

Schedule C – Files and Records

Schedule D – Inventory

Schedule E – Fixed Assets

Schedule F – Tangible Personal Property

Schedule 2.4 – Permitted Liens

Schedule 2.4(i) – Accounts Payable

Schedule 2.4(ii) – Assigned Contracts

Schedule 5.4 – Consents and Approvals

Schedule 5.5 – Financial Statements

Schedule 5.6 – Absence of Certain Changes or Events

Schedule 5.7 – Tax Returns

Schedule 5.8 – Assumed Liabilities

Schedule 5.9 – Licensed Intellectual Property

Schedule 5.9(a) – Domain Names

Schedule 5.10 – Permits

Schedule 5.12 – Assigned Contracts

Schedule 5.13 – Title to Purchased Property

Schedule 5.14 – Brokerage

Schedule 5.16(a) – Employee List

Schedule 5.16(b) – Employees

Schedule 5.16(c) – FLSA

Schedule 5.16(e) – Employment Contracts

Schedule 5.17 – Contractor Matters

Schedule 5.18(a) – Employee Benefit Plans

Schedule 5.18(d) – Section 409A Plans

Schedule 5.20(a) – Leased Real Property

Schedule 5.23 – Clients and Vendors

Schedule 5.26 – Accounts Receivable; Inventories

Schedule 6.3 – Buyer’s Consents and Approvals

* The listed exhibits and schedules have been omitted from this Exhibit 2.3 pursuant to Item 601(b)(2) of Regulation S-K. Synergy Strips Corp. hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC.